EXHIBIT 21.1

SUBSIDIARIES OF GRAN TIERRA ENERGY INC.

The table below sets forth all subsidiaries of Gran Tierra Energy Inc. and the state or other jurisdiction of incorporation or organization of each as of February 23, 2016.

Subsidiary	Jurisdiction of Incorporation
Gran Tierra Callco ULC	Alberta, Canada
Gran Tierra Exchangeco Inc.	Alberta, Canada
1203647 Alberta Inc.	Alberta, Canada
Gran Tierra Goldstrike Inc.	Alberta, Canada
Petrolifera Petroleum (Colombia) Limited	Cayman Islands
Petroleros Canadienses de Ecuador S.A.	Ecuador
Gran Tierra Energy Cayman Islands Inc.	Cayman Islands
Gran Tierra Energy Canada ULC	Alberta, Canada
Argosy Energy LLC	Delaware
Gran Tierra Energy Colombia, Ltd.	Utah (a limited partnership)
Solana Resources Limited	Alberta, Canada
Gran Tierra Energy International Holdings Ltd	Cayman Islands
Gran Tierra Energy International (Peru) Holdings B.V.	Curacao
Gran Tierra Energy Peru B.V.	Curacao
Gran Tierra Energy Peru S.R.L.	Peru
Petrolifera Petroleum Del Pedru S.R.L.	Peru
Gran Tierra Luxembourg Holdings S.a.r.l.	Luxembourg
Gran Tierra Finance (Luxembourg) S.a.r.l.	Luxembourg
Gran Tierra Energy Brasil Ltda.	Brazil
Gran Tierra Brazco (Luxembourg) S.a.r.l.	Luxembourg
Petroamerica Oil Corp.	Alberta, Canada
Petroamerica (Barbados) Oil Corp.	Barbados
Petroamerica (Colombia) Oil Corp.	Barbados
Petroamerica International Inc.	Cayman Islands
Petroamerica Colombia Inc.	Cayman Islands
Petroamerica International (Colombia) Corp.	Barbados
Petroamerica Energy Corp.	Barbados
Suroco Energy Venezuela	Venezuela
Free Traders Inc.	Panama
Petroamerica P&G Corp.	Barbados
Vetra Petroamerica P&G Corp.	Barbados
Southeast Investment Corporation	Panama
Gran Tierra (PUT-7) Limited	Guernsey